Exhibit 99.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into as of February __, 2025, by and between Candy Club Corporation, a Delaware corporation (the “Purchaser”) and GEMCAP SOLUTIONS, LLC, a Delaware limited liability company, as servicer and attorney-in-fact for secured party GEMCAP HOLDINGS, LLC (“Secured Party”).

RECITALS

WHEREAS, Secured Party and CANDY CLUB, LLC, a California limited liability company, as reorganized pursuant to and under the Plan of Reorganization, CANDY CLUB HOLDINGS, INC., a Delaware corporation, CANDY CLUB INVESTMENT, LLC, a Texas limited liability company, as reorganized pursuant to and under the Plan of Reorganization, and CANDY CLUB ACQUISITION, LLC a Delaware limited liability company, as reorganized pursuant to and under the Plan of Reorganization, jointly and severally (collectively, the “Borrower”), are parties to (i) Loan and Security Agreement, dated as of April 1, 2024, among Borrower and Secured Party, as amended, modified or supplemented from time to time (the “Loan Agreement”), and (ii) all other Loan Documents (as defined in the Loan Agreement); and

WHEREAS, the Borrower was and continue to remain in default under the Loan Documents; and

WHEREAS, as a result of such defaults, Secured Party accelerated certain Obligations (as defined in the Loan Agreement) and has the right to exercise all of its rights and remedies with respect to the Collateral (as defined in the Loan Agreement) and the Borrower; and

WHEREAS, pursuant to the Loan Documents, Secured Party has a security interest and lien on substantially all of the personal property assets of the Borrower and, pursuant to the Uniform Commercial Code, Secured Party will conduct a public sale (the “UCC Sale”) of the Collateral; and

WHEREAS, Purchaser will be a bidder at the UCC Sale and is submitting this Agreement as the “stalking horse” bid at the UCC Sale; and

WHEREAS, if Purchaser is the winning bidder, Purchaser will purchase, the Assets and pay Secured Party the Purchase Price in accordance with the terms and conditions hereof promptly following the conclusion of the UCC Sale; and

NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by all parties, the parties have agreed as follows:

ARTICLE I

DEFINITIONS; PURCHASE AND SALE OF ASSETS

1.1       Definitions. For purposes of this Agreement, the following terms shall have the following respective meanings:

“Agreement” has the meaning set forth in the opening paragraph of this document.

“Assets” shall mean all of the items described on Exhibit B attached hereto and incorporated herein.

“Bill of Sale” shall mean the Secured Party Bill of Sale substantially in the form attached hereto as Exhibit A.

“Borrower” shall have the meaning set forth in the Recitals to this Agreement.

“Closing” shall mean the purchase of the Assets by Purchaser in accordance with this Agreement.

“Closing Conditions” shall mean the satisfaction of waiver of the items described in Sections 4.1, 4.2 and 4.3 of this Agreement.

“Closing Date” shall mean the date of the conclusion of the UCC Sale.

“Deposit” shall have the meaning set forth in Section 1.2(b) of this Agreement.

“Excluded Assets” shall mean all of Borrower’s (i) accounts and accounts receivable to the extent existing as of the Closing Date, and (ii) all proceeds of the foregoing.

“Excluded Liabilities” shall mean each liability or obligation of Borrower or any of its respective Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter, whether known or unknown.

“Outside Date” shall mean March 30, 2025.

“Purchaser” shall have the meaning set forth in the opening paragraph of this Agreement.

“Purchase Price” shall mean Eight Hundred Fifty Thousand Dollars ($850,000.00).

“Sale Termination Date” shall mean the earlier of (i) the Closing, (ii) the date of the UCC Sale if Purchaser is not selected as the Winning Bid, and (iii) the Outside Date.

“Secured Party” shall have the meanings set forth in the opening paragraph of this Agreement.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of Texas. Section references herein with respect to the UCC are to Article 9 of the Uniform Commercial Code as in effect from time to time in the State of California.

“UCC Sale” shall have the meaning set forth in the Recitals to this Agreement.

“Winning Bid” shall mean the highest and best bid for the Assets submitted at the UCC Sale, as determined by Secured Party, in consultation with its legal and financial advisors.

1.2       Purchase of Assets; Purchase Price; Post-Closing Collections.

(a)       Purchase of Assets. Upon the terms and subject to the conditions contained in this Agreement, if Purchaser’s bid is selected as the Winning Bid, Secured Party, in its capacity as a secured creditor conducting a public foreclosure sale pursuant to Section 9-610 of the UCC, shall sell, assign, and deliver to Purchaser, all of Borrower’s interest in and to the Assets in accordance with the terms of this Agreement, and Purchaser shall purchase and accept, possession and title in and to the Assets in accordance with the terms of this Agreement. PURCHASER IS NOT ASSUMING AND SHALL NOT BE LIABLE FOR ANY EXCLUDED LIABILITY, OR ANY OTHER DEBT, OBLIGATION, RESPONSIBILITY OR LIABILITY OF (I) THE BORROWER ENTITIES (INCLUDING, BUT NOT LIMITED TO, ANY CREDITS, PREPAYMENTS OR OBLIGATIONS OWED TO ACCOUNT DEBTORS) OR (II) THE SECURED PARTY WITH RESPECT TO THE BORROWER, IN EACH CASE WHETHER KNOWN OR UNKNOWN, CONTINGENT OR ABSOLUTE OR OTHERWISE.

(b)       Deposit. The Purchaser shall, upon the execution of this Agreement, deposit an amount equal to One Hundred Thousand Dollars ($100,000.00) (the “Deposit”) by a wire transfer of funds to an escrow account designated by Secured Party. Subject to and conditioned upon the Closing, the Deposit shall be disbursed either (a) subject to the satisfaction of the conditions set forth in Sections 4.1, 4.2 and 4.3, to the Secured Party at the Closing, or (b) to Secured Party, if the conditions set forth in Sections 4.1 and 4.3 have been satisfied and Purchaser fails to pay the balance of the Purchase Price at the Closing. For clarity, if the Closing does not occur on or prior to the Outside Date, the Deposit shall promptly be returned to the Purchaser. Purchaser’s Deposit is conditioned on Secured Party and Borrower continuing to operate and fund Borrower’s business in a manner materially consistent with past practice of the Borrower and Secured Party. Secured Party and Borrower shall not take any action or suffer any omission that may cause damage to Borrower’s business or the value of its Assets. If, in the sole reasonable judgment of Purchaser, any such damaging action or omission should occur prior to Closing, Purchaser’s Deposit shall be returned in full within three (3) days of its written demand, and Purchaser shall have no obligation to participate in or move forward with Closing.

(c)       Payment of Purchase Price; Bill of Sale. Subject to the satisfaction or waiver of the Closing Conditions, on the Closing Date, (i) the Secured Party shall retain the Deposit for its own account, (ii) the Purchaser shall pay to Secured Party the remainder of the Purchase Price less the Deposit by a wire transfer of funds to an account designated by Secured Party, and (iii) Secured Party shall execute and deliver the Bill of Sale upon receipt of the remainer of the Purchase Price. The Closing of the transactions contemplated by this Agreement shall take place on the Closing Date.

(d)       Post-Closing Collections. To the extent Secured Party receives any payments from account debtors of Borrower after the Closing (each such payment a “Post Closing Collection”), Lender shall wire transfer each Post Closing Collection, regardless of the form in which such Post Closing Collection was received, (less $45.00 for (i) each inbound and outbound wire transfer of a Post Closing Collection and (ii) each check constituting a Post Closing Collection received by Lender) to the Purchaser at the following designated account within five (5) business days of the receipt of such Post Closing Collection by Secured Party:

[INSERT ACCOUNT INFORMATION]

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SECURED PARTY

Secured Party hereby represents and warrants to Purchaser as follows:

2.1       Organization, Standing and Power. Secured Party is a limited liability company duly authorized and validly existing and in good standing in the State of Delaware, and has the requisite corporate power and authority to effect the transactions contemplated hereunder.

2.2       Authority. Secured Party has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and related documents by Secured Party, and the consummation by Secured Party of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Secured Party. This Agreement and all other documents to be executed by Secured Party in connection with this Agreement have been duly and validly executed and delivered by Secured Party and constitute the legal, valid and binding obligation of Secured Party and are enforceable against Secured Party in accordance with their terms. The recitals set forth in this Agreement are true, accurate, and complete in all material respects as of the date hereof and will remain true and correct at the time of the Closing. The execution, delivery, and performance of this Agreement, and the transactions contemplated herein, do not and will not (i) violate, conflict with, or result in a breach of any terms or provisions of the Loan Documents; (ii) result in the creation or imposition of any lien, charge, or encumbrance on any of Assets; or (iii) violate or conflict with any applicable law, regulation, or order of any governmental authority having jurisdiction over Secured Party.

2.3       Brokers. No broker, investment banker or other person engaged by Secured Party is entitled to any broker’s, finders’ or other similar fee or commission in connection with the transactions contemplated by this Agreement.

2.4       Title; Conveyance of Assets. To the best of Secured Party’s knowledge and subject to the rights of the Borrower and any other prior liens or encumbrances disclosed in this Agreement, it has a valid and enforceable security interest in the Assets as collateral for the obligations of the Borrower under the Loan Documents. If Purchaser submits a Winning Bid at the conclusion of the UCC Sale, Secured Party shall convey all of Borrower’s interest in and to the Assets, pursuant to a Secured Party Bill of Sale substantially in the form attached hereto as Exhibit A (the “Bill of Sale”), pursuant to which Purchaser will acquire the Assets free and clear of all liens, claims, encumbrances, and interests, other than those expressly assumed by the Purchaser or otherwise permitted under this Agreement. Pursuant to the Loan Documents, the Borrower has granted to Secured Party a lien on and security interest in the Assets which remains in full force and effect. The Borrower is in default under the Loan Documents and, as a result, Secured Party is entitled to conduct the public sale provided for in this Agreement and exercise all available remedies under the UCC. Secured Party has complied in all material respects with all applicable notice and procedural requirements under Article 9 of the UCC and any other applicable law in connection with the foreclosure sale of the Assets. Secured Party has taken all reasonable steps to ascertain the existence of other lienholders or creditors of Borrower and to notify the same of the UCC Sale. Secured Party has not sold, transferred, subordinated or otherwise assigned the Obligations or its lien in and to the Assets or entered into any agreement providing therefore except this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Secured Party as follows:

3.1       Organization, Standing and Power. Purchaser is a corporation, duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has the requisite power and authority to carry on its business as now being conducted and to effect the transactions contemplated hereunder.

3.2       Authority. Purchaser has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and related documents by Purchaser, and the consummation by Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary action on Purchaser’s part. This Agreement and all other documents to be executed by Purchaser in connection with this Agreement have been duly and validly executed and delivered by Purchaser and constitute the legal, valid and binding obligation of Purchaser and is enforceable against Purchaser in accordance with their terms.

3.3       Brokers. No broker, investment banker, or other person engaged by Purchaser is entitled to any broker’s, finders’, or other similar fee or commission payable by the Seller in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

3.4       No Conflict. The consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not conflict with or result in a breach of the terms, conditions or provisions of any order of any court or other agency of government to which Purchaser is subject, or the charter or bylaws of Purchaser.

ARTICLE IV

CONDITIONS TO THE OBLIGATIONS OF THE PARTIES AS IS SALE

4.1       Conditions to Each Party’s Obligations. The respective obligations of each party to effect the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of the following conditions:

(a)       No Order Preventing Transactions. Prior to the Closing Date, no court or other governmental entity having jurisdiction over Secured Party, Purchaser or the Borrower shall have issued or entered any order, decree or injunction (whether temporary, preliminary or permanent) which is then in effect and has the effect of staying or making unenforceable, the UCC Sale or the transactions contemplated by this Agreement.

4.2       Conditions to Obligation of Secured Party. The obligation of Secured Party to effect the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of the following additional conditions:

(a)       Purchase Price. Secured Party’s receipt of the Purchase Price in immediately available funds; and

(b)       Performance of Obligations; Representations and Warranties. Purchaser shall have performed in all material respects each of its covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date and each of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date.

4.3       Conditions to Obligations of Purchaser. The obligations of Purchaser to effect the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of the following additional condition:

(a)       Performance of Obligations; Representations and Warranties. Secured Party shall have performed in all material respects each of its covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date, and each of the representations and warranties of Secured Party contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date.

(b)       Bill of Sale. Secured Party shall have executed and delivered the Bill of Sale.

4.4       AS IS WHERE IS PURCHASE AND DISPOSITION. PURCHASER ACKNOWLEDGES AND AGREES THAT IT WILL BE PURCHASING THE ASSETS AS IS, WHERE IS, WITHOUT REPRESENTATION, WARRANTY OR RECOURSE UNLESS OTHERWISE SET FORTH HEREIN. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, ALL IMPLIED OR EXPRESS WARRANTIES, ARISING UNDER THE UNIFORM COMMERCIAL CODE OR UNDER ANY OTHER APPLICABLE LAW, INCLUDING THOSE OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE HEREBY DISCLAIMED BY SECURED PARTY IN THEIR ENTIRETY. IN ADDITION, SECURED PARTY MAKES NO REPRESENTATIONS OR WARRANTIES AS TO THE TITLE, POSSESSION, QUIET ENJOYMENT, COLLECTABILITY, LOCATION OR COMPLETENESS OF THE ASSETS.

ARTICLE V

GENERAL PROVISIONS

5.1       Survival of Representations and Warranties. The representations and warranties set forth in this Agreement or in any schedule, exhibit or instrument delivered pursuant to this Agreement by Secured Party and Purchaser shall survive the for a period of ninety (90) days following the Sale Termination Date.

5.2       Expenses. Each party shall pay its own expenses incident to this Agreement and the transactions hereby contemplated. In the event of any litigation between the parties arising out of this Agreement, the prevailing party shall be entitled to recover from the other party its court costs and reasonable attorneys’ fees at the trial and all appellate levels.

5.3       Notices. Any notice, communication, request, reply or advice hereunder (a “Notice”) must be in writing and shall be delivered by a reputable overnight commercial courier service with next business day delivery or by hand delivery. For purposes of Notice, the addresses of the parties shall be as follows:

If to Secured Party:	GemCap Solutions, LLC
9901 I.H. 10 West, Suite 800
San Antonio, TX 78230
Attention: David Ellis

With a copy to:	c/o Sugarfina Corporation
6080 W. Center Drive, Suite 520
Los Angeles, CA, 90045
Attention: Scott LaPorta, CEO
Attention: Legal

5.4       Amendments. This Agreement and the exhibits and schedules referred to herein may not be modified except in a written instrument executed by each of the parties hereto.

5.5       Section and Other Headings. Section or other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

5.6       Schedules and Exhibits. Each schedule and exhibit attached hereto shall be deemed to be a part of this Agreement to the same extent as if set forth verbatim in the body of this Agreement.

5.7       Enforcement. The laws of the State of Texas shall govern the interpretation, validity, performance and enforcement of this Agreement. If any provision of this Agreement should be held to be invalid or unenforceable, the validity and enforceability of the remaining provisions of this Agreement shall not be affected thereby. The parties hereto agree that the state or federal courts located in San Antonio, Texas shall have exclusive jurisdiction to hear and finally determine any disputes arising from or under this Agreement, and by execution of this Agreement each party hereby irrevocably accepts and submits to the jurisdiction of such courts with respect to any such action or proceeding and to service of process by certified mail, return receipt requested to the address listed above for each party.

5.8       Entire Agreement. This Agreement and the exhibits and schedules referred to herein contain the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes and cancels all prior agreements, including, but not limited to, all proposals, letters of intent or representations, written or oral, with respect thereto.

5.9       Parties; No Third Party Beneficiaries. This Agreement shall be binding upon and enforceable against, and shall inure solely to the benefit of, the parties hereto and their respective successors and assigns. Nothing herein shall confer any rights or remedies to any person or entity which is not a party hereto.

5.10     U.S. Patent and Trademark Office Registrations. If the Purchaser is selected as the Winning Bid, Purchaser shall be responsible for assigning ownership interests of Intellectual Property registered on the U.S. Patent and Trademark Office or any foreign intellectual property registrar. Notwithstanding the foregoing, Secured Party agrees to provide reasonable assistance, including executing necessary documents and delivering required information, to facilitate the transfer of ownership interests in such Intellectual Property to the Purchaser.

5.11     Break-Up Fee; Bid Protection. In the event that (i) the Purchaser is not accepted as the Winning Bid at the conclusion of the UCC Sale, or (ii) any of the events set forth in Section 4.1(a) shall have occurred by the Outside Date, Secured Party shall (i) pay to Purchaser a break-up fee in the amount of Fifty Thousand Dollars ($50,000.00) plus up to Ten Thousand Dollars ($10,000.00) in documented out-of-pocket expenses (collectively, the “Break-Up Fee”), and (ii) promptly return the Deposit to Purchaser. If applicable, the Break-Up Fee shall be paid to Purchaser from the proceeds received by Secured Party from the winning bidder at the UCC Sale within five (5) business days after Secured Party’s receipt of such proceeds from the winning bidder at the UCC Sale. In addition, the initial overbid at the UCC Sale shall be One Million Seventy-Five Thousand Dollars ($1,075,000.00) and each subsequnt bid will be at least Twenty-Five Thousand Dollars ($25,000.00) over the previous bid.

5.12     Further Assuarances. Purchaser and Secured Party shall from time to time (i) execute and deliver such other documents as reasonably requested by the other party, and (ii) take such other actions as reasoanbly requested by the other party, in each case, in order to fully consummate the transactions as contempalted by this Agreement.

5.13     Counterparts; Electronic Signature. This Agreement may be executed in counterparts, and each such counterpart shall be deemed an original and all such counterparts shall constitute one and the same instrument. This Agreement may be executed by facsimile or other electronic signature any such signature shall be of the same force and effect as an original signature.

5.14     Purchaser Acknowledgment. Purchaser acknowledges and agrees that Secured Party (i) reserves the right to reject all bids, adjourn or cancel the UCC Sale, (ii) is under no obligation to submit a credit bid or otherwise overbid at the UCC Sale, and (iii) may determine that any qualified bidder’s bid at the UCC Sale is the winning bid in its sole and absolute discretion.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

PURCHASER:

CANDY CLUB CORPORATION

By:
Name:
Title:

SECURED PARTY:

GEMCAP SOLUTIONS, LLC

By:
Name:
Title:

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

EXHIBIT A

SECURED PARTY BILL OF SALE

KNOW ALL PERSON BY THESE PRESENTS,

THAT GEMCAP SOLUTIONS, LLC, a Delaware limited liability company, as servicer and attorney-in-fact for secured party GEMCAP HOLDINGS, LLC (“Secured Party”), as secured party in certain collateral pledged by CANDY CLUB, LLC, a California limited liability company, as reorganized pursuant to and under the Plan of Reorganization, CANDY CLUB HOLDINGS, INC., a Delaware corporation, , CANDY CLUB INVESTMENT, LLC, a Texas limited liability company, as reorganized pursuant to and under the Plan of Reorganization, and CANDY CLUB ACQUISITION, LLC a Delaware limited liability company, as reorganized pursuant to and under the Plan of Reorganization, jointly and severally (collectively, the “Borrower”), by these presents does hereby grant and convey unto CANDY CLUB CORPORATION, a Delaware corporation (“Purchaser”), and its successors and assigns, as successful bidder at that certain secured party sale conducted on February __, 2025, for and in consideration of the payment to Secured Party of the Purchase Price (as that term is defined in the Asset Purchase Agreement between Secured Party and Purchaser dated February __, 2025 (the “Purchase Agreement”)), the receipt and sufficiency of which is hereby acknowledged, all of the Borrower’s right, title and interest in and to the Assets (as that term is defined in the Purchase Agreement), AS IS, WHERE IS, WITHOUT REPRESENTATION, WARRANTY OR RECOURSE EXCEPT AS SET FORTH IN THE PURCHASE AGREEMENT. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, ALL IMPLIED OR EXPRESS WARRANTIES, ARISING UNDER THE UNIFORM COMMERCIAL CODE OR UNDER ANY OTHER APPLICABLE LAW, INCLUDING THOSE OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE HEREBY DISCLAIMED BY SECURED PARTY IN THEIR ENTIRETY. IN ADDITION, SECURED PARTY MAKES NO REPRESENTATIONS OR WARRANTIES AS TO THE TITLE, POSSESSION, QUIET ENJOYMENT, COLLECTABILITY, LOCATION OR COMPLETENESS OF THE ASSETS.

TO HAVE AND TO HOLD the same unto Purchaser, and its successors and assigns thereof forever.

[Signature Page Follows]

IN WITNESS WHEREOF, this Secured Party Bill of Sale has been duly executed effective as of this ___ day of February 2025.

SECURED PARTY:

GEMCAP SOLUTIONS, LLC

By:
Name:
Title:

PURCHASER:

CANDY CLUB CORPORATION

By:
Name:
Title:

EXHIBIT B

[ASSETS DESCRIPTION]

All property and assets of Borrower and the Proceeds and products thereof granted and conveyed by Borrower to Lender as Collateral pursuant to the Loan Documents including the following:

(a)                Documents;

(b)               Equipment;

(c)                Fixtures;

(d)               General Intangibles;

(e)                Goods;

(f)                 Inventory;

(g)               Supporting Obligations;

(h)               Payment Intangibles;

(i)                 Promissory Notes;

(j)                 Software;

(k)                Intellectual Property, including, without limitation the trademarks and trade names set forth on Schedule 1 attached hereto;

(l)                All present and future books and records relating to any of the above including, without limitation, all present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any Account Debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of Borrower with respect to any of the foregoing maintained with or by any other Person); and

(m)              Any and all products and Proceeds of the foregoing in any form including, without limitation, all insurance claims, warranty claims and proceeds and claims against third parties for loss or destruction of or damage to any or the foregoing;

(n)               And all goodwill associated with the foregoing; but

Specifically excluding (i) the Excluded Liabilities, and (ii) the Excluded Assets.

Capitalized terms used in this Exhibit B shall have the meanings set forth in the Loan Agreement

Schedule 1 to Exhibit B

Intellectual Property

Domains

Domain Name - Active	URL	IP Address	Registrant	Registrar
candyclub.com	https://candyclub.com	52.8.179.124	Keith Cohn	GoDaddy
mycandyexpress.com	https://mycandyexpress.com	15.197.148.33	Keith Cohn	GoDaddy
clubcandies.com	https://clubcandies.com	216.27.63.21	Keith Cohn	GoDaddy
confectionerymonthly.com	https://confectionerymonthly.com	15.197.148.33	Keith Cohn	GoDaddy
candylove.com	https://candylove.com	13.248.169.48	Keith Cohn	GoDaddy

Sub-Domain Name - Active	URL	IP Address	Registrant	Registrar
Candyclub.com	https://candyclub.com	52.8.179.124	Keith Cohn	GoDaddy
Candy Club D2C Site	https://shop.candyclub.com/	63.141.128.20	Keith Cohn	GoDaddy
Candy Club B2B Site	https://wholesale.candyclub.com	192.200.160.10	Keith Cohn	GoDaddy
Candy Club Subscription Site	https://subscription.candyclub.com	52.8.179.124	Keith Cohn	GoDaddy

Trademarks

APPLICATION NUMBER	REG NUMBER / SERIAL NUMBER	COUNTRY NAME	MARK / TITLE	DATE FILED	PUB DATE	REG DATE	OWNER
	5738937 / 88098200	United States	CANDY CLUB	08/29/2018	02/12/2019	04/30/2019	CANDY CLUB, LLC
	5268183 / 87346229	United States	CANDY CLUB	2/22/2017		08/15/2017	CANDY CLUB, LLC
97761256		United States	CANDY CLUB	01/19/2023			CANDY CLUB, LLC
97761245		United States	CANDY CLUB	01/19/2023			CANDY CLUB, LLC
97005236		United States	WE MAKE HAPPY HAPPEN	08/31/2021	07/19/2022		CANDY CLUB, LLC